Exhibit 4.8
SIX FLAGS ENTERTAINMENT CORPORATION
DESCRIPTION OF CAPITAL STOCK

Six Flags Entertainment Corporation (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, its common stock, par value $0.01 per share. The description of the common stock of the Company that follows is a summary only and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation, dated July 1, 2024 (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), both filed as exhibits to this Annual Report on Form 10-K.
Authorized Capital Stock
The total number of shares of all classes of stock that the Company is authorized to issue is 410,000,000 shares, consisting of (i) 10,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 400,000,000 shares of common stock, par value $0.01 per share. There were 100,350,229 shares of the Company’s common stock and no shares of the Company’s preferred stock issued and outstanding as of December 31, 2024.
Common Stock
Dividends and Distributions
Subject to the rights of the holders of any series of preferred stock then outstanding and to the other provisions of applicable law and the Certificate of Incorporation, holders of common stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company if, as and when declared thereon by the board of directors of the Company from time to time out of assets or funds of the Company legally available therefor.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the Company’s debts and any other payments required by applicable law and subject to the right, if any, of the holders of any series of preferred stock then outstanding or any class or series of stock having a preference over or the right to participate with the common stock as to distributions upon dissolution or liquidation or winding up of the Company, the remaining assets of the Company shall be distributed to the holders of shares of common stock equally, on a per share basis. Subject to the rights of the holders of any series of preferred stock then outstanding and to the other provisions of the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock), a merger or consolidation of the Company with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Company shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Company.
Voting; Proxies
Except as otherwise required by applicable law or expressly provided in the Certificate of Incorporation, each share of common stock shall have the same powers (including voting powers), rights and preferences and shall rank equally, share ratably and be identical in all respects as to all matters. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder. Voting at meetings of stockholders need not be by written ballot.
Unless otherwise required by law, the Certificate of Incorporation or the Bylaws, each director nominee shall be elected by a plurality of the votes cast with respect to such director nominee’s election at any meeting for the election of directors at which a quorum is present. Unless otherwise required by law, the Certificate of Incorporation or the Bylaws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Such authorization must be in writing and executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. An authorized copy, facsimile transmission, or other reliable reproduction of a writing or transmission may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original writing or transmission. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Company a revocation of the proxy or a new proxy bearing a later date.
The Certificate of Incorporation provides that the number of authorized shares of any class of stock, including common stock, may be increased or decreased (but not below the number of shares of such class then outstanding) by the board of directors and by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class. Notwithstanding the foregoing, any amendment to the Certificate of Incorporation effecting changes set forth in (i) Section 242(d)(1) of the General Corporation Law of the State of Delaware (“DGCL”) can be affected without a stockholder vote and (ii) Section 242(d)(2) of the DGCL shall only require the vote of stockholders set forth in Section 242(d)(2) of the DGCL.
Other Rights
Holders of the Company’s common stock do not have preemptive, subscription, redemption, conversion or sinking fund rights.
Listing
The Company’s common stock is traded on the New York Stock Exchange under the trading symbol “FUN.”
Blank Check Preferred Stock
The board of directors of the Company is authorized, subject to limitations prescribed by applicable law, to provide, by resolution or resolutions, for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the powers (including voting powers), designations, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), designations, preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of shares of the Company’s preferred stock could adversely affect the voting power of the holders of the Company’s common stock and may also adversely affect the availability of earnings for distribution to the holders of the common stock if the preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.
Provisions of the Certificate of Incorporation and Bylaws that May Have an Anti-Takeover Effect
Certain provisions in the Certificate of Incorporation and the Bylaws, as well as the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change in control of the Company. In addition, provisions of the Certificate of Incorporation, the Bylaws and the DGCL may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.
Additional Authorized Shares of Capital Stock
The additional shares of authorized common stock and preferred stock available for issuance under the Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control. In addition, the potential issuance of preferred stock and the designation of rights thereof as described above may have an anti-takeover effect insofar as it may have the effect of delaying, deterring or preventing a change in control of the Company.

Election of Board of Directors; Absence of Cumulative Voting
The Certificate of Incorporation provides for a classified board. The directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following July 1, 2024 (such date, the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. The Certificate of Incorporation provides that at each annual meeting of stockholders following the Effective Date, the stockholders shall elect successors to the class of directors whose term expires at that annual meeting for a term expiring at the third succeeding annual meeting of stockholders. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.
The Certificate of Incorporation and the Bylaws do not grant stockholders the right to vote cumulatively. The absence of cumulative voting could have the effect of preventing stockholders holding a minority of the Company’s shares from obtaining representation on the board of directors.
Number of Directors
Subject to any rights of the holders of any series of preferred stock then outstanding to elect additional directors under specified circumstances or otherwise, the Certificate of Incorporation provides that the number of directors shall initially be fixed at twelve and shall thereafter be fixed from time to time by resolution of the board of directors. This provision could prevent a stockholder from increasing the size of the Company’s board of directors and gaining control of the Company’s board of directors by filling the resulting vacancies with its own nominees.
Newly Created Directorships and Vacancies on the Board of Directors
Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the number of directors constituting the whole board or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled by any other person or persons. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office or, if later, until his or her successor is elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.
Special Meetings of Stockholders
Subject to the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Company may be called only (i) by the chair of the board of directors, (ii) the chief executive officer of the Company, (iii) the president of the Company, (iv) the secretary of the Company within 10 calendar days after receipt of a written request of the board of directors, or (v) at the written request of one or more stockholders that collectively own at least 20% of the outstanding shares of capital stock of the Company entitled to vote on the matter for which such meeting is to be called, in each case, in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.
Advance Notice of Stockholder Action at a Meeting
At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting in accordance with the requirements specified in the Bylaws.
Proxy Access

Under the Bylaws, a stockholder or group of up to twenty (20) stockholders may submit a director nomination for inclusion in the proxy statement for an annual meeting of stockholders only if the person or group (in the aggregate) has continuously owned at least three percent (3%) of the number of outstanding shares of the Company’s common stock throughout the three-year period preceding and continues to own at least that number of shares through the date of the annual meeting, provided that the stockholder and nominee satisfy the requirements specified in the Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the board of directors for inclusion in the Company’s proxy statement must satisfy the requirements specified in the Bylaws.
Adoption, Alteration or Repeal of Bylaws
The Bylaws may be amended, altered or repealed and new bylaws made by, (i) the board of directors or (ii) by the stockholders by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class, which vote shall be in addition to any vote of the holders of any class or series of capital stock of the Company required by the Certificate of Incorporation, the Bylaws (including any certificate of designation relating any series of preferred stock) or under applicable law; provided, that any proposal by a stockholder to amend the Bylaws will be subject to the provisions of the Bylaws except as otherwise required by law.
Anti-Takeover Effects of Provisions of Delaware Law
The Company is a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:
•    prior to such time, the board of directors of the Company approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding certain shares; or
•    at or subsequent to that time, the business combination is approved by the board of directors of the Company, and authorized at an annual or special meeting, and not by written consent by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, consolidation, certain sales or other dispositions of assets, issuances or transfers of stock, certain transactions that would increase the interested stockholder’s proportionate share ownership in the Company or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of the voting stock of the Company.
Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the board of directors of the Company because the stockholder approval requirement would be avoided if the board of directors of the Company approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Choice of Forum
Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:
•    any derivative action or proceeding brought on behalf of the Company;

•    any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or the Company’s stockholders;
•    any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or the Bylaws;
•    any action asserting a claim governed by the internal affairs doctrine; or
•    any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.
Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Company or any director, officer, employee or agent of the Company.
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.